Confidential

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the “Agreement”) is made and entered into effective this 12th day of December in 2008 (the “Effective Date”) by and between MAYO COLLABORATIVE SERVICES, INC., doing business as MAYO VALIDATION SUPPORT SERVICES, a Minnesota corporation and its affiliates (“MVSS”), and AMDL, Inc., a Delaware corporation (“COMPANY”).

RECITALS

WHEREAS, MVSS and COMPANY desire to collaborate on the projects (the “Projects”) identified in those certain protocol(s) to be attached hereto as separate Exhibits, as amended and agreed in writing to from time to time, and incorporated by reference (the “Project Description(s)”);

WHEREAS, MVSS possesses certain human tissue and blood/serum specimens and/or histological slides identified as MVSS Materials in each Project Description and as more specifically defined below;

WHEREAS, COMPANY will share the results of certain experiments and analysis with MVSS as set forth in each Project Description, and the parties may collaborate in the publication of certain data or results;

WHEREAS, MVSS possesses certain clinical record information, technical information, know-how, data and other information, whether written, oral or visual (“Annotation/Technical Information”), related to the MVSS Materials and identified as MVSS Annotation/Technical Information on each Project Description;

WHEREAS, MVSS, through a subcontract with Mayo Clinic (“Mayo”) possesses certain laboratory testing services, specimen preparation and analysis, and other validation services identified as Other MVSS Services on each Project Description;

WHEREAS, COMPANY possesses technology and development capabilities that are capable of being used to analyze samples of the MVSS Materials for the purpose of identifying and/or validating certain gene/protein targets, biomarkers and molecular features related to disease and disease treatment; and

WHEREAS, MVSS and the designated Mayo physician(s) and or scientist(s) (“Mayo Physician”) on each attached Project Description(s) desire to transfer to COMPANY certain samples of tissues, blood/serum and/or histological slides and information for the purpose of allowing COMPANY to identify certain clinical features, molecular biomarker features, and tissue image features to develop products for the advancement of medicine and COMPANY desires to disclose to MVSS certain materials and technology developed by COMPANY in performance of the Project in order to facilitate research and collaboration by MVSS to advance medical research;

Confidential

NOW THEREFORE, in consideration of the above premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties agree as follows:

AGREEMENT

1.           Ownership and Use of Materials.

1.1	Obligations of MVSS.

(a)
Subject to the terms and conditions of this Agreement, MVSS shall provide COMPANY with materials described in detail in each Project Description prepared by MVSS or Mayo Physician(s) for the purpose of performing a Project, (for the purposes of this Agreement the “MVSS Materials”).  MVSS shall retain all right, title and interest in the MVSS Materials and any progeny, derivatives, DNA, RNA, or genetically engineered modification obtained therefrom.

(b)	MVSS shall provide COMPANY with certain MVSS Annotation/Technical Information, as identified in each Project Description, for the purpose of performing the Project.

(c)
MVSS shall not transfer any tangible COMPANY Materials (as defined below) to any individual or entity that is not a party to this Agreement without the prior written consent of COMPANY, which COMPANY shall provide or withhold in its sole discretion.  However, MVSS shall have the right to transfer the COMPANY Materials to its affiliates for non-profit, non-commercial research purposes only.

(d)
MVSS shall use the COMPANY Materials solely for the purposes expressly set forth in this Agreement and the applicable Project Description and shall not use the COMPANY Materials in human subjects, clinical trials or for diagnostic purposes involving human subjects without the written consent of COMPANY, which COMPANY shall provide or withhold in its sole discretion.  Notwithstanding anything in this Agreement or any Project Description to the contrary, under no circumstances shall MVSS use the COMPANY Materials for commercial purposes.

(e)
On completion or expiration of each Project, MVSS and its affiliates shall have the right to use the COMPANY Materials for its non-commercial research purposes and for the purposes set forth in Section 5.

1.2	Obligations of COMPANY.

(a)
Subject to the terms and conditions of this Agreement, COMPANY shall provide MVSS, solely for MVSS’s use in performing its obligations under the Projects, with the following materials and information, as set forth in more detail in the specific Project Descriptions, (all of which materials and information will be considered “COMPANY Materials”):

(i)	Annotation/Technical Information of COMPANY regarding profiling data derived from work within the scope of the Projects and analyses of such data; and
(ii)	Information the COMPANY generated as a result of and during the Project.

Confidential

COMPANY shall retain all right, title and interest in the COMPANY Materials.

(b)
COMPANY shall not transfer any MVSS Materials or any MVSS Annotation/Technical Information to any individual or entity that is not a party to this Agreement without the prior written consent of MVSS, which MVSS shall provide or withhold in its sole discretion.

(c)
COMPANY shall use the “MVSS Materials” solely for the purposes set forth in this Agreement and shall not use “MVSS Materials” in human subjects, clinical trials or for diagnostic purposes involving human subjects without the written consent of MVSS, which MVSS shall provide or withhold in its sole discretion.

(d)	On completion or expiration of each Project, at MVSS's direction, COMPANY shall either destroy or return to MVSS all of the “MVSS Materials”.

1.3           Performance of Project

(a)
MVSS shall provide those services required for performance of the Project as specified in the Project Description in accordance with applicable timelines and standards as may be set forth in said Project Description and shall comply with all applicable laws and regulations in providing such services.

(b)
If MVSS or a Mayo Physician involved in the Project determines in his or her best medical judgment that medical concerns require reasonable alternatives and deviations from methods and procedures set forth in the Project Description, MVSS shall promptly report the alternatives and deviations to COMPANY.

(c)
MVSS agrees that it will obtain any necessary consent from prospective patients and specimen donors in connection with performance of the Project.  The parties further agree that each will comply with all applicable state and federal rules and regulations regarding confidentiality of health information, including but not limited to the Health Insurance Portability and Accountability Act of 1996, 45 C.F.R. Section 160 et seq. (“HIPAA”).

Confidential

(d)
The parties agree that in the event it becomes necessary to modify a Project Description, the parties shall negotiate in good faith a revised budget and amend Exhibit A accordingly in writing signed by each party.  Exhibit A may be amended from time to time, by mutual written agreement, by the addition of particular Project Descriptions.

2.           Representations and Warranties.

2.1	Mutual Representations. Each party represents and warrants that it has the right and authority to enter into this Agreement.

2.2
Representations by MVSS.  MVSS represents and warrants that all patient samples to be transferred pursuant to this Agreement will be either: a) sourced from patients who consented to such use, or b) sourced from patient samples that Mayo’s Institutional Review Board (“Mayo IRB”) has approved for use with a waiver of consent based on anonymization or de-identification of such samples.

2.3
Limitation on Liability.  SUBJECT TO SECTION 2.2, MVSS PROVIDES THE MVSS MATERIALS AND MVSS ANNOTATION/TECHNICAL INFORMATION AS IS.  MVSS MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE QUALITY, SAFETY, UTILITY OR COMMERCIAL APPLICABILITY OR OTHER CHARACTERISTICS OF THE MATERIALS, OR THE ACCURACY OF THE ANNOTATION/ TECHNICAL INFORMATION PROVIDED TO COMPANY.  MVSS MAKES NO AND HEREBY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

2.4
IRB Review and Approval.  The activities to be undertaken involving MVSS Materials and MVSS Annotation/Information and Other MVSS Services as described in the Project Descriptions, as such relate to patient safety and/or fall under the auspices of the Mayo IRB, must be reviewed and approved by the Mayo IRB before they can become effective exhibits or amendments to this Agreement.

3.           Intellectual Property.

3.1
Ownership.  The inventorship, authorship and ownership of inventions, discoveries or improvements that may be conceived or reduced to practice under this Agreement, as part of the Projects, shall be governed by United States patent and copyright laws, as applicable.

3.2
No Transfer of Intellectual Property Rights.  It is expressly understood that neither MVSS nor COMPANY transfers to the other party, by operation of this Agreement, any of its respective patent rights, copyrights or other proprietary rights.

Confidential

3.3
Future Consulting.  Nothing in this Agreement should be interpreted as a grant for future consulting by Mayo relating to the subject matter of this Agreement.  In the event COMPANY wishes to engage a Mayo employee to perform additional consulting, or to provide additional services, relating to the information or materials provided or generated under this Agreement, COMPANY must seek additional approval from Mayo.

4.	Confidential Information.

4.1
Confidentiality Obligations.  Each party may, from time to time in connection with the Project, disclose Confidential Information to the other party.  “Confidential Information” shall mean (i) the Project; (ii) MVSS Annotation/Technical Information; (iii) COMPANY Annotation/Technical Information; and (iv) any other confidential or proprietary information and materials of a party that are designated in writing as confidential by such party.  Each party agrees, to the extent permitted by law, that such Confidential Information shall remain the property of the disclosing party.  The receiving party shall not disclose, divulge or otherwise communicate Confidential Information to any other individual or entity for any purposes other than to fulfill its respective obligations pursuant to this Agreement.  Notwithstanding the foregoing, the restrictions on Confidential Information set forth in this Section 4 shall not apply to information that (a) is lawfully in possession of the receiving party at the time of disclosure, as demonstrated by written records; (b) is or later becomes part of the public domain through no fault of the receiving party; (c) is disclosed to the receiving party from a third party having no obligation of confidentiality to the disclosing party; or (d) is developed independently by the receiving party without use of Confidential Information.  If a party is obligated to disclose Confidential Information by law or regulation, it shall promptly notify the disclosing party, to enable such party to seek a protective order or otherwise prevent or limit disclosure of such Confidential Information.

4.2
Health Information.  Except as otherwise agreed in writing between the parties, the parties agree that any and all health information shared between the parties shall be “de-identified” in accordance with 45 C.F.R. Section 164.514.  The parties shall take any and all steps (including execution of any ancillary agreements) deemed necessary for each party to meet its individual obligations under HIPAA.

5.           Publication.

5.1
Right to Publish.  MVSS, Mayo, and Mayo Physician shall have the right to publish articles reporting on the results obtained under the Projects; provided, however, that COMPANY shall be provided with a copy of any proposed publication at least ninety (90) days prior to such publication date, so that COMPANY may review the proposed publication to determine if any patentable Invention and / or any of COMPANY’s Confidential Information are disclosed therein.

Confidential

5.2
Right to Review.  If COMPANY identifies any of COMPANY’s Confidential Information contained in the proposed publication, COMPANY shall notify MVSS in writing of its objections within said ninety (90) day period and MVSS shall remove such references to COMPANY Confidential Information from the article prior to publication; provided, however, that the obligation to remove shall not apply to results and data generated through use of the “MVSS Materials” and provided to MVSS as COMPANY Materials.  If COMPANY determines that any patentable Invention is disclosed in the proposed publication that is owned by COMPANY, COMPANY shall notify MVSS in writing of its objections within said ninety (90) day period.  On receipt of such notice from COMPANY, MVSS shall delay publication of the article for up to an additional ninety (90) days to enable COMPANY to file a patent application on such Invention(s).  In no event shall publication be delayed beyond such additional ninety (90) days without the prior written consent of MVSS.

6.
Compensation and Expenses.  In consideration for the MVSS Materials and MVSS Annotation/Technical Information and Other MVSS Services to be supplied by MVSS pursuant to Exhibit A, as amended and agreed to from time to time, and taking into account the value of the information COMPANY will provide to MVSS through the COMPANY Materials, COMPANY shall pay MVSS the fee (“Fee”), upon the payment schedule, specified in the applicable Project Description attached to this Agreement as Exhibit A.

7.           Term and Termination.

7.1	Term. The term of this Agreement shall be from the Effective Date until terminated under the provisions of this Article 7. The term of individual Project Descriptions shall be as specified therein.

7.2	Termination.

(a)
For Breach.  This Agreement may be terminated by either party for cause on written notice to the other party in the event that there has been a material breach by the other party of any of the terms of this Agreement and the other party has failed to cure such breach within thirty (30) days after receipt of written notice thereof.

(b)
For Compliance.  This Agreement may be terminated immediately by either party on written notice to the other party in the event that it receives notice from any local, state or federal governmental entity or regulatory agency indicating that this Agreement or continuation of the Project is in violation of any local, state or federal law or regulation.

(c)
For Bankruptcy.  This Agreement will automatically terminate without the need to give notice if the other is adjudged bankrupt, becomes insolvent for more than sixty (60) days, makes an assignment for the benefit of creditors or is placed in the hands of receiver or a trustee in bankruptcy.

Confidential

(d)
For Convenience by Company.  This Agreement may be terminated by COMPANY at any time on thirty (30) days written notice; provided, however, COMPANY shall provide a pro-rata share of the Fee for the work completed by MVSS through the effective date of termination and any other termination related fees that may be owed as specified in the individual Project Descriptions attached as Exhibit A and amended from time to time, and all related expenses at the effective date of termination by COMPANY.

(e)
Upon Reasonable Cause by MVSS.  This Agreement may be terminated by MVSS at any time based on reasonable cause, including but not limited to changes in MVSS policies or changes in its practice and service activities, on thirty (30) days written notice.  In this case, COMPANY shall provide a pro-rata share of the Fee for the work completed by MVSS through the effective date of termination and any other termination related fees that may be owed as specified in the individual Project Descriptions attached as Exhibit A and amended from time to time, and all related expenses at the effective date of such termination by MVSS.

7.3	Provisions to Survive Termination. The provisions of Sections 2.3, 3.1, 3.2, 4.1, 4.2,5.1,5.2,8,9,10 shall survive termination or expiration of this Agreement.

8.
Indemnification.  COMPANY shall defend, indemnify and hold harmless MVSS and each of MVSS’s respective agents and employees from any and all liabilities, claims, actions or suits, including reasonable attorneys fees, (“Claims”) arising out of the use by COMPANY of the MVSS Materials, MVSS Annotation/Technical Information, or performance of the COMPANY’S study protocol, or arising out of the negligence or willful misconduct of COMPANY or the failure of COMPANY to perform this Agreement in accordance with the terms hereof and all applicable laws, rules and regulations.

9.	Insurance. COMPANY shall maintain insurance or a program of self-insurance that is sufficient and available to provide coverage for its obligations of indemnification hereunder.

10.           Miscellaneous Provisions.

10.1
Relationship of the Parties.  The relationships of COMPANY and MVSS and COMPANY and the Mayo Physician(s) hereunder shall be that of independent contractors.  Nothing in this Agreement shall be construed as creating a partnership, joint venture or employment relationship among or between COMPANY and MVSS or COMPANY and the Mayo Physician(s).  Each of COMPANY and MVSS shall comply with applicable laws, rules and regulations with respect to its performance under this Agreement.

Confidential

10.2	Notice. All notices between the parties related to this Agreement shall be in writing, sent by certified mail, return receipt requested, addressed as follows:

If to COMPANY:	AMDL, Inc.
2492 Walnut Ave., Suite 100
Tustin, CA 92780

Billing Inquiries to:	Akio Ariura
COO and CFO
AMDL, Inc.
2492 Walnut Ave., Suite 100
Tustin, CA 92780

If to MVSS:	Mayo Collaborative Services, Inc.
Attn: Mr. David Herbert
3050 Superior Drive N.W.
Rochester, MN 55901

With copy to:
Mayo Legal Department
Attn: General Counsel
200 First Street SW
Rochester, MN 55905

Notices sent by certified mail shall be deemed delivered on the third day following the date of mailing.  Either party may change its address by giving notice in compliance with this section.

10.3
Amendment.  This Agreement and its related Exhibits and Project Descriptions shall not be modified or amended except by written instrument signed by both of the parties.  The parties agree to take such action as is necessary to amend this Agreement from time to time as necessary for MVSS to comply with the requirements of HIPAA.  Any ambiguity in this Agreement shall be resolved to permit the parties to comply with HIPAA.

10.4
Use of Name.  Neither party shall use the name of the other party, or any trademark or tradename of the other party, in any news release, publicity, promotion, endorsement or advertising without the prior written consent of the other.

10.5
Assignment. Neither party may assign its rights hereunder to any third party without the prior written consent of the other party; provided, however, that a party may assign its rights without the prior written consent of the other party to any affiliate or other entity that now or hereafter controls, is controlled by or is under common control with such party.  Any purported assignment in violation of this section is void.  Such consent, if given, shall not in any manner relieve the assignor from liability for the performance of this Agreement by its assignee.

Confidential

10.6
Severability.  In the event any provision of this Agreement is held to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect as if the invalid or unenforceable provision has never been a part of the Agreement.

10.7
Defined Terms.  The terms defined herein include the plural as well as the singular and the singular as well as the plural.  The neuter gender shall include the masculine and feminine.  The definitions of all agreements defined herein shall refer to such agreements as from time to time amended or supplemented.

10.8
Counterparts.  This Agreement may be executed in any number of counterparts which, when taken together, will constitute an original and photocopy, facsimile, electronic or other copies shall have the same effect for all purposes as an ink-signed original.

10.9	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

10.10
Waiver.  The failure of either party to complain of any default by the other party or to enforce any of such party’s rights, no matter how long such failure may continue, will not constitute a waiver of the party’s rights under this Agreement.  The waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision.  No part of this Agreement may be waived except by further written agreement of the parties.

10.11
Entire Agreement.  This Agreement, together with all Exhibits constitutes the final, complete, and exclusive agreement between the parties with respect to its subject matter and supersedes all past and contemporaneous agreements, promises and understandings, whether oral or written, between the parties.

IN WITNESS WHEREOF, this Agreement has been executed by duly authorized representatives of the parties on the date written below.

MAYO COLLABORATIVE SERVICES,	COMPANY:
INC., doing business as MAYO
VALIDATION SUPPORT SERVICES:

By:	By:
Name:	Name:	Akio ariura
Title:	Title:	COO & CFO
Date:	Date:	December 12, 2008

Confidential

Exhibit A-1

Project Description MVSS Study # AMD001-08 CC
“Evaluation of AMDL-ELISA DR-70® in Colon Cancer”

The Collaboration Agreement between Mayo Collaborative Services, Inc. doing business as Mayo Validation Support Services (“MVSS”) and AMDL, Inc. (“COMPANY”), dated December 4, 2008 is hereby amended to add this Project Description to Exhibit A.  Future projects will be added to Exhibit A in sequential order and labeled accordingly, i.e., Exhibit A-2, Exhibit A-3, etc., and shall not affect previous projects unless specifically modified by future exhibits.

1.      Project Description:

–	The AMDL-ELISA DR-70 (FDP) is the first new cancer test to be approved by the US FDA for monitoring CRC since January 14, 1982 when Carcinoembryonic Antigen (CEA) was approved.
–	The AMDL-ELISA DR-70 (FDP) test is a welcome new option for cancer patients who are CEA “low responders”.
–
AMDL will perform AMDL-ELISA DR-70® testing on retrospective colon cancer specimens and data generated in this study will be provided back to MVSS for potential publication according to the terms of the Agreement.

–	MVSS will provide the appropriate biospecimens and annotation from subjects with specific characteristics.
–	Mayo will have the option at its discretion in the future to license DR-70.

2.      MVSS Materials:
a.	Biospecimens to be collected for Validation Study by MVSS

To be accessed from institutional archives per Subject Qualification details below and results to be de-identified when provided to COMPANY.

Number	Biospecimen	Biospecimen Format (volume)	Comments
1031	Serum	250μl	Departmental archive

b.      Subject Qualification Details:

1031 subjects will be selected from institutional archive and 250ul serum will be utilized.

Cohort 1: 141 subjects – Stage I colon cancer
Cohort 2:   96 subjects – Stage II colon cancer
Cohort 3: 197 subjects – Stage III colon cancer
Cohort 4:   70 subjects – Stage IV colon cancer
Cohort 5: 261 subjects – Control subjects/negative for colon cancer
Cohort 6: 266 subjects – Control subjects/benign polyps

Notes: The subjects in this study may be selected from Dr. Lisa Boardman’s Departmental archive under IRB# 622-00.

c.      MVSS Annotation / Technical Information identified in Section 3.

d.
COMPANY must notify MVSS of any problems with the materials and/or annotation within 30 business days of receipt by COMPANY.  If notice is not received within this time frame, the materials and/or annotation shall be deemed accepted by COMPANY.

3.	MVSS Annotation/Technical Information:
a.	Information and Annotation required for each subject (De-Identified):
MVSS will create case report forms (CRFs) and record requested annotation on these CRFs for each subject enrolled into the study.  The CRF content will be reviewed and approved by COMPANY prior to study initiation.  The CRF data will be transferred to COMPANY via SAS data transfer within 30 days of study completion.

Confidential

b.
Other:
i.	Not applicable

c.	MVSS Annotation/Technical Information will be provided to COMPANY on a schedule agreed between the parties.

4.	Other MVSS Services (if applicable):

Specimen preparation and analysis activities:

Number	Biospecimen	Service Details	Comments
1031	Serum	250μl aliquot	Stored at -70degC until shipped to client

5.	Milestones and Timelines (if applicable):
a.
Project Commencement:  The later of: a) a date of mutual agreement following Mayo IRB approval; or b) such date following Mayo IRB approval as MVSS receives the COMPANY Materials to be used in study activities at MVSS.

d.	Project Completion: The project is expected to take approximately 3-6 months, with target completion between June 2009 and September 2009.
e.
COMPANY results provided to MVSS:  Within approximately 3 months of the Project Completion, COMPANY shall complete its review of the MVSS Annotation/Technical Information and provide overall project results to MVSS per the terms of the Collaboration Agreement.

6.	COMPANY Materials:
Materials, Equip or Information to be provided to MVSS by COMPANY include study proposal.

7.	COMPANY Annotation/Technical Information
Per Section 5.c., COMPANY shall report the data and findings resulting from its study to MVSS, including but not limited to conclusions, findings, and future research areas.

8.	Scope of use of COMPANY Annotation/Technical Information Provided to MVSS
MVSS and the Mayo Physicians shall have the right to publish articles reporting the results obtained under the Project according to the terms outlined in the Collaboration Agreement.

9.	Project Protocol Fee, Fee Schedule, Adjustments, and Expenses
a.
Project Fee: $312,072 total; comprised of $31,207 study start-up fee (“start-up fee”) to be split into two payments (Part 1:  $10,000; to be paid following execution of this Exhibit in accordance with Section 9(b)(i) hereof.  Part 2:  $21,207; to be paid following IRB approval in accordance with Section 9(b)(ii) hereof, and $280,865 study fee (“study fee”).

b.	Compensation and Expenses: COMPANY shall pay MVSS the Project Fee according to the following schedule:
i.
Start-up fee, part 1:  Following execution of this Exhibit, COMPANY shall pay to MVSS the study Start-up Fee of $10,000 as outlined above in 9.a. within thirty (30) days of receipt of invoice by COMPANY.

ii.	Start-up fee, part 2: Upon IRB approval, COMPANY shall pay to MVSS the study Start-up Fee of $21,207 as outlined above in 9.a. within thirty (30) days of receipt of invoice by COMPANY.
iii.
Study fee:  COMPANY shall pay the study fee as follows:  Following the end of each calendar month during the term of the Project, MVSS shall send to COMPANY an invoice setting forth the number of Samples and associated Annotation/Technical Information that were delivered to COMPANY during each calendar month.  COMPANY shall pay to MVSS such amounts within thirty (30) days following receipt of such invoice.

c.
Adjustment Amount: If COMPANY indicates by timely notice to MVSS (as described in Section 2.d. of this Exhibit A-1), that COMPANY has received the wrong or insufficient quality MVSS Annotation/Technical Information - in which case COMPANY will be asked to return the wrong/incorrect Annotation/Technical Information - and MVSS is unable to provide a replacement Annotation/Technical Information of suitable quality in a timely way, COMPANY shall receive a unit adjustment in the amount as follows:

i.	$272.42 per Annotation/Technical Information unit where units are based on discrete subjects.

Confidential

d.
Subject Accrual Adjustment:  In the event MVSS is unable to accrue the total target number of subjects and related biospecimens/information, MVSS shall notify COMPANY in writing and the total fee shall be adjusted pro-rata to the number of subjects accrued, less any fees already paid by COMPANY.

e.
Expenses: COMPANY shall be responsible for shipping expenses associated with information sent from MVSS to COMPANY.  COMPANY shall provide a Fed Ex # or other primary overnight delivery carrier account # to MVSS and coordinate shipping schedules with MVSS.

f.	Early Termination: Should COMPANY wish to terminate the Project according to the terms of the Collaboration Agreement, COMPANY shall pay a pro-rata share of the Project Fee, as follows:
i.	Should termination occur after execution of this Exhibit, but prior to IRB submission, COMPANY shall pay to MVSS a study start-up fee of $10,000 (start-up fee, part 1) as outlined above in 9. a/b (i).
ii.	Should termination occur due to the inability of MVSS to obtain IRB approval, then MVSS shall promptly refund to COMPANY $5,000 of the start-up fee, part 1.
iii.
Should such termination occur after IRB approval, but before MVSS has begun providing study-related services including collecting specimens/annotation pursuant to the protocol (Study Services), COMPANY shall pay to MVSS the remainder of the start-up fee of $21,207 (start-up fee, part 2) as outlined above in 9.a/b (ii).

iv.
Should COMPANY wish to terminate the Project after Study Services have begun, but prior to Project Completion, COMPANY shall provide payment for the biospecimens/annotation collected, delivered and/or invoiced hereunder at the time of the effective date of termination.

10.	Option to License
MVSS will have the option at its discretion in the future to license and perform the DR-70 assay at commercially reasonable terms for use in the Mayo practice and Mayo Medical Laboratories.

IN WITNESS WHEREOF, this amendment has been executed by duly authorized representatives of the parties, effective as of the most recent date affixed below.

MAYO COLLABORATIVE SERVICES, INC.	COMPANY:
doing business as Mayo Validation
Support Services:

By:	By:
Name:	Name:	Akio ariura
Title:	Title:	COO & CFO
Date:	Date:	December 12, 2008